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                        TAX-SHELTERED ANNUITY ENDORSEMENT

Notwithstanding any provision contained therein to the contrary, the Contract to which this Endorsement is attached is amended as follows:

OWNER AND ANNUITANT

1. The Owner must be either an organization described in IRC Section 403(b)(1)(A) or an employee of such an organization. If the Owner is an organization described in IRC Section 403(b)(1)(A), the term "Employee" as used in this Endorsement shall mean the individual employee for whose benefit the organization has established an annuity plan under IRC Section 403(b). Such employee shall be the Annuitant. If the Owner is an employee of an organization described in IRC Section 403(b)(1)(A), the Annuitant must be the same employee.

      If this Contract is used as a funding mechanism for a rollover under IRC Sections 403(b) or 408(d)(3), the Owner must be one individual, that same individual must be the Annuitant, and the term "Employee" shall mean that individual.

      The Annuitant cannot be changed. Prior to the Maturity Date, the Co-Annuitant can be changed, but such change shall not require any distributions to be made under the Contract. In the "Death Benefit Before Maturity Date" section of part 4 of the Contract, the first sentence of the paragraph "Death of Annuitant" is deleted, and the second sentence is modified to read as follows: "If any Owner is not an individual, the death of the Annuitant (but not of the Co-Annuitant) is treated as the death of an Owner."

NONTRANSFERABLE

2. The interest of the Employee in this Contract is non-transferable within the meaning of IRC Section 401(g) and applicable regulations and is nonforfeitable. In particular, the Contract may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than us.

PAYMENTS

3. Payments must be made by an organization described in IRC Section 403(b)(1)(A), except in the case of rollover contributions under IRC Sections 403(b)(8) and 408(d)(3). The Employee must be an employee of such organization. Payments made pursuant to a salary reduction agreement shall be limited to the extent provided in IRC Section 402(g). Payments shall not exceed the amount allowed by IRC Section 415.

REQUIRED BEGINNING DATE

4. The Employee's entire interest in this Contract shall be distributed as required under IRC Section 403(b)(10) and applicable regulations.

      Except as otherwise provided by law, for years beginning after December 31, 1996, the term "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the Employee attains age 70 1/2, or (2) the calendar year in which the Employee retires. However, to the extent required by law, the required beginning date means April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2 for an Employee who:

      (a) is a 5-percent owner (as defined in IRC Section 416) of the organization described in Section 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Employee attains age 70 1/2; and


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      (b)   is not in a governmental plan or a church plan (as defined in IRC
            Section 401(a)(9)(C)).


DISTRIBUTIONS DURING EMPLOYEE'S LIFE

5. The Employee's entire interest shall be distributed no later than the required beginning date, or shall be distributed, beginning no later than the required beginning date, over (a) the life of the Employee or the joint lives of the Employee and an individual who is his or her designated beneficiary (within the meaning of IRC Section 401(a)(9), or (b) a period not extending beyond the life expectancy of the Employee, or the joint life and last survivor expectancy of the Employee and the designated beneficiary.

      If the Employee's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement of Proposed Treasury Regulation Section 1.401(a)(9)-2.

DISTRIBUTIONS AFTER EMPLOYEE'S DEATH

6. If an Employee dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), the remaining portion of the Employee's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the Employee's death.

      If the Employee dies before the required beginning date and an irrevocable annuity distribution has not begun, the entire interest shall be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death, except that

      (a) if the interest is payable to an individual who is the Employee's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or

      (b) if the designated beneficiary is the Employee's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of

                  (i) December 31 of the calendar year immediately following the calendar year in which the Employee died, and

                  (ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

                  If the surviving spouse dies before distributions begin, the limitations of this section shall be applied as if the surviving spouse were the Employee.

                  An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee's death or the date distributions are required to begin pursuant to this provision (b). If no election is made, the entire interest will be distributed in accordance with the method of distribution in this provision (b).

            An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made within one year of the Employee's death. If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

      In the "Death of Owner" section of the "Death Benefit Before Maturity Date" part of the Contract, the distribution requirements of provisions "(d)" and "(e)" are deleted. If, after the Employee's death, the designated beneficiary



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      dies before the Maturity Date, no Death Benefit is payable.

LIFE EXPECTANCY CALCULATIONS

7. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

      If benefits under the Contract are payable in accordance with an Annuity Option provided under the Contract, life expectancy shall not be recalculated. If benefits are payable under an alternate form acceptable to us, life expectancies shall not be recalculated unless annual recalculations are elected at the time distributions are required to begin
      (a) by the Employee, or (b) for purposes of distributions beginning after the Employee's death, by the surviving spouse. Such an election shall be irrevocable as to the Employee or the surviving spouse, and shall apply to all subsequent years.

      The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life in which expectancy was first calculated.

ANNUITY OPTIONS

8. Except to the extent Treasury regulations allow us to offer different Annuity Options that are agreed to by us, only Annuity Options 1 and 2 shall be available to an Employee. All Annuity Options must meet the requirements of IRC Section 403(b)(10), including the requirement that payments to persons other than Employees are incidental.

      Annuity Option 1(b) is not available for an Employee whose life expectancy is less than 10 years. Under Annuity Options 2(a) and 2(b), the designated Co-Annuitant must be the Employee's spouse. Annuity Option 2(b) is not available for an employee and his or her spouse where the life expectancy of the employee and such spouse is less than 10 years.

WITHDRAWAL OF SALARY REDUCTION CONTRIBUTIONS

9. Withdrawals and other distributions attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held as of December 31, 1988, shall not be paid unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of IRC
      Section 72(m)(7)) or incurred a hardship as determined by the organization described in Section 3 of this Endorsement; provided, that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by IRC Section 414(p).


WITHDRAWAL OF CUSTODIAL ACCOUNT CONTRIBUTIONS

10. Payments made by a nontaxable transfer from a custodial account qualifying under IRC Section 403(b)(7), and earnings of such amounts, shall not be paid or made available before the Employee dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of IRC
      Section 72(m)(7)) or in the case of such amounts attributable to contributions made under the custodial account pursuant to a salary reduction agreement, encounters financial hardship; provided, that such amounts permitted to be paid or made available in the event of financial hardship shall be limited to amounts attributable to actual salary deferral contributions made under the custodial account (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by IRC Section 414(p).


LOANS


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11.   While this Contract is in force, an Employee may borrow using his or her interest in this Contract as the sole security for the loan. We will usually make a loan within seven days after We receive the request, subject to suspension of payment as set forth in part 10 of the Contract.

      The maximum loan value is 80% of the Contract Value for an Employee. An Employee may borrow an amount up to the lessor of:

      (a)   the maximum loan value less any existing Debt, or

      (b) An amount which, when added to any existing Debt, does not exceed the lesser of:

            (i) $50,000 (reduced by any excess of the highest outstanding Debt during the one year period ending on the day before the date on which the current loan is made, over the outstanding Debt on the date the current loan is made), or

            (ii)  $10,000 or, if greater, one-half of the Contract Value.

      An Employee's investment in each Investment Account will be reduced by the amount withdrawn from that Investment Account in connection with the loan and such amount will be transferred to the Loan Account. Unless requested otherwise, We will withdraw the amount of the loan from each Investment Account in the same manner as partial withdrawals. If We withdraw part of the loan from an Employee's fixed Investment Account, a Market Value Charge may be applied. On each Contract Anniversary, the excess of the Debt over the amount in the Loan Account will be transferred from the Investments Accounts to the Loan Account. Any amounts in the Loan Account will earn interest at 4% per annum.

      Since the amount of a loan is removed from the Investments Accounts, a loan will have a permanent effect on the Contract Value. The longer the loan is outstanding, the greater the effect is likely to be.

      The loan interest rate will be 6% per annum. Interest will be payable in arrears on each Contract Anniversary. Any interest not paid when due will be added to the Debt and bear Interest in the same manner.

      An Employee may repay any Debt in whole or in part while the Contract is in force. An amount equal to the amount of the loan repayment will be transferred from the Loan Account to the Investment Accounts in the same proportion as Purchase Payments are currently allocated, unless the Employee requests otherwise. Loans must be repaid within 5 years, except for loans to acquire a principal residence for the Employee. Repayment must be in level amounts made at least quarterly.

      If, on any date, the Debt exceeds the Contract Value, then the Contract will be in default. In such case We will send the Employee a notice of default and tell him what payment is needed to cure the default. The Employee will have a 31-day grace period from the date of mailing of such notice during which to pay the default amount. If the required payment is not paid within the grace period, the Contract may be foreclosed (terminate without value).

DIRECT ROLLOVERS

12. This Section 12 applies to distributions made on or after January 1, 1993. A distributee may elect, at the time and in the manner prescribed by us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

      An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under IRC Section 401(a)(9); and (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

      An eligible retirement plan is an annuity described in IRC Section 403(b), an individual retirement account described

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      in IRC Section 408(a), or an individual retirement annuity described in
      IRC Section 408(b), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

      A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in IRC Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

      A direct rollover is a payment by the plan administrator or us to the eligible retirement plan specified by the distributee.



IRC SECTION 72(S)

13.   All references in the Contract to IRC Section 72(s) are deleted.

Endorsed on the Date of Issue of this Contract.

THE MANUFACTURERS LIFE INSURANCE COMPANY OF NORTH AMERICA

Vice-President



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